NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC REPORTS ON NOTABLE FINANCIAL MATTERS AND EVENTS FOR THE FINAL QUARTER OF 2017. COMPANY DECLARES SPECIAL, ONE-TIME CASH DIVIDEND OF $1.00 PER SHARE

CHICAGO – December 21, 2017 - Old Republic International Corporation (NYSE: ORI) today announced notable transactions and events affecting its financial statements for the fourth quarter and year ending on December 31, 2017.

Revenue-wise Old Republic will report net realized investment gains of approximately $150 million in this year’s final quarter. The fourth quarter gains, which are substantially higher than gains realized in comparable periods in recent years, stem from managed sales of investment portfolio securities whose values had risen to higher than expected levels over the course of 2017’s strong securities market. In last year’s fourth quarter, net realized gains amounted to $14.7 million. For the year as a whole net realized gains were $72.8 million in 2016, and for all of 2017 they will total approximately $210 million. The net-of-tax proceeds from gross securities sales of approximately $465 million in this year’s final quarter have been re-invested in common stocks expected to return moderately higher dividend income than the securities that were sold.

Expense-wise the Company will record additional pre-tax income statement charges of approximately $45 million in the final quarter of this year. Of this amount $35 million is composed of: (a) estimates of annual awards under the Company’s Key Employee Performance Recognition Plan (KEPRP), and (b) estimates of additional awards resulting from satisfaction in 2017 of pre-set, five-year underwriting/service income performance objectives by ORI’s Title and several General Insurance operating units. The balance ($10 million) of the $45 million charge stems from a periodic review and resulting update of previously established estimates of future interest rates, mortality, and persistency applicable to largely inactive life insurance products.

In another development in December, the North Carolina Department of Insurance issued a final order terminating its supervision of ORI’s mortgage guaranty insurance subsidiaries chartered in that state. This favorable regulatory action, when coupled with the subsidiaries’ good name and trustworthiness in meeting their obligations in good and bad times alike, augurs well for Old Republic’s ability to advance on strategic alternatives for this business.

At its most recent December meeting the Board of Directors reviewed these and other developments in Old Republic’s consolidated business. The Directors also evaluated the overall level and liquidity of the Company’s capitalization in support of the sustainable, long-term growth of the enterprise. The Board concluded that capital resources are sufficient to the task and that a portion of them can now be returned to all shareholders in the form of a special, one-time cash dividend. Based on these considerations the Board of Directors has today declared a special cash dividend of $1.00 per common share. This dividend will be paid on January 31, 2018 to all common shareholders of record on January 10, 2018.
____________________________

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $19.74 billion and common shareholders' equity of $4.73 billion, or $18.09 per share. Its current stock market valuation is approximately $5.36 billion based on a recent closing price of $20.80 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years.

The nature of Old Republic's business requires that it be managed for the long run. For the 25 years ended in 2016, the Company's total market return, with dividends reinvested, has grown at a compounded annual rate of 10.0 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.2 percent annual compound rate. During those years, Old Republic's shareholders' equity account, inclusive of cash dividends, has risen at an average annual rate of 9.5 percent per share, and the regular cash dividend has grown at a 9.0 percent annual compound rate. According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 96 qualifying companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue • Chicago, IL 60601 312-346-8100